COMPANY CONTACTS:
Checkpoint Systems, Inc.
Ray Andrews
Senior Vice President and Chief Financial Officer
Bob Powers
Vice President Investor Relations
(856) 848-1800
INVESTOR RELATIONS CONTACTS:
Christine Mohrmann, Matt Steinberg
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

CHECKPOINT SYSTEMS, INC. TO ACQUIRE OATSYSTEMS, INC.

- Checkpoint to Become the “One-Stop-Shop” Provider of Shrink Management and Merchandise Visibility Solutions -

Thorofare, New Jersey, June 23, 2008 – Checkpoint Systems, Inc. (NYSE: CKP), a leading manufacturer and marketer of identification, tracking, security and merchandising solutions for the retail industry and its supply chain, today announced that it has entered into a definitive agreement to acquire OATSystems, Inc., the leader in RFID-based application software and middleware.  The all cash transaction is expected to close within two weeks.  Checkpoint expects the transaction to be dilutive to earnings per share through 2009 and accretive thereafter.

OATSystems is the leader in RFID-based application software and middleware.  Its international client base consists of leading companies in the retail, consumer products, consumer electronics, manufacturing, life sciences, aerospace and defense industries.

Checkpoint and OATSystems offer complementary merchandise protection and inventory management applications that together strengthen their combined presence in the retail market. For retail customers, OATSystems solutions help turn large quantities of data from RFID hardware into meaningful and actionable information.  These solutions enable retailers to enhance operational efficiency by obtaining accurate perpetual inventory levels, ensuring on-shelf availability of merchandise that is seamlessly integrated within the framework of existing loss prevention strategies and practices.

“With this acquisition, Checkpoint is once again redefining the scope of Shrink Management,” said Rob van der Merwe, President and Chief Executive Officer, Checkpoint Systems, Inc.  “The addition of OATSystems builds upon our previously announced strategy to help retailers and their suppliers migrate more easily with our EvolveTM Electronic Article Surveillance platform to Electronic Product Code RFID.  As our industry moves to a common EPC standard, Checkpoint with the addition of OATSystems’ capabilities will now be able to offer solutions that enable retailers and their supply chains to gain deeper inventory visibility - further reducing shrink and increasing bottom-line profits by enhancing on-shelf merchandise availability for consumers.”

Senior management of OATSystems, including Michael George, President and Chief Executive Officer of OATSystems, will continue to operate the business as a division of Checkpoint.  The Company will continue to use and develop the OATSystems brand and software platform to serve retail, consumer products and industrial customers.

“This is exciting news for OATSystems, its customers, partners and employees,” said Mr. George.  “We will continue our mission with the agility and technology innovation that has made OATSystems the leading provider of real-time RFID solutions.  Combined with Checkpoint’s global resources and leadership, we will be better positioned to help customers optimize their operations and achieve their goals.”

“The addition of OATSystems provides Checkpoint with multiple avenues for expansion into higher growth markets as cross-selling opportunities are leveraged.  We acted quickly and decisively on the acquisition of this industry recognized market leader,” added Mr. van der Merwe.  “The transaction is consistent with our plans for growing revenue both organically and through acquisitions.  Importantly, in acquiring OATSystems we are welcoming one of the most respected management teams in the industry and a group of employees who are second to none. We look forward to working closely with the OATSystems team as we continue our efforts to grow our business and position Checkpoint for the future.”

OATSystems, Inc.

OATSystems, Inc. is the recognized radio-frequency identification (RFID) solution leader with software that empowers businesses to achieve competitive advantage and ROI from RFID enabled applications.  As a pioneer in developing RFID technology, OATSystems has been setting the standards in RFID for over half a decade and is responsible for industry firsts that include the largest scale and largest scope of deployments, as well as the most innovative approaches to providing enterprise-wide RFID solutions.  OATSystems’ multinational client base consists of over 100 customers in retail, consumer packaged goods, consumer electronics, manufacturing, life sciences, aerospace and defense.  OATSystems is headquartered in Waltham, MA, and has a development office in Bangalore, India and various direct sales offices and resellers around the globe. To learn more, visit www.oatsystems.com.

Checkpoint Systems, Inc.

Checkpoint Systems, Inc. is the leading supplier of retail shrink management solutions. Checkpoint's global team helps retailers - and their suppliers - reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the company's rapidly evolving RF technology, expanding shrink management offerings and Check-Net labeling solutions.  Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products.  Scaling cost efficiently, Checkpoint's solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers.  Listed on the NYSE (NYSE: CKP), Checkpoint operates in every major geographic market and employs 3,900 people worldwide. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements
This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include:  our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.